Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

Pro Forma Condensed Combined Financial Statement

On July 23, 2006, Advanced Micro Devices, Inc. (AMD or the Company) and ATI Technologies Inc. (ATI) entered into an acquisition agreement pursuant to which AMD agreed to acquire all of the outstanding ATI common stock for a combination of cash and shares of AMD common stock (the Acquisition). The Acquisition was closed on October 24, 2006. The aggregate consideration paid by AMD for all outstanding ATI common shares consisted of approximately $4.3 billion of cash and 58 million shares of AMD common stock. Under the agreement, AMD also assumed substantially all issued and outstanding ATI stock options, restricted stock units and other stock-based awards as of October 24, 2006 in exchange for comparable AMD stock-based awards. To finance a portion of the cash consideration paid, AMD borrowed $2.5 billion under a term loan (the Debt Financing) with a third party financial institution. The total purchase price, including transaction costs of $25 million, was $5.6 billion.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is presented as if the Acquisition and the Debt Financing had been completed on December 26, 2005, the first day of AMD’s fiscal year 2006. The pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the historical consolidated operating results of AMD for the year ended December 31, 2006, which includes post-Acquisition ATI operating results for the period from October 25, 2006 to December 31, 2006, and the unaudited historical operating results of pre-Acquisition ATI for the period from January 1, 2006 to October 24, 2006. AMD’s consolidated statement of operations was prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The pre-Acquisition historical statement of operations of ATI was prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differs in certain respects from U.S. GAAP. As described in Note 5 to this pro forma condensed combined statement of operations, the historical statement of operations of pre-Acquisition ATI has been adjusted to U.S. GAAP and certain additional conforming presentation adjustments have also been made to the operating results of pre-Acquisition ATI to conform with AMD’s presentation under U.S. GAAP. Unless stated otherwise, all amounts are presented in U.S. dollars.

The pro forma information has been prepared pursuant to the requirements under Article 11 of U.S. Securities and Exchange Commission (SEC) Regulation S-X and is presented solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information does not reflect cost savings, operating synergies or revenue enhancements that may result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements. The pro forma adjustments and the allocation of the purchase price are based on AMD management’s estimates of the fair value of the assets acquired and liabilities assumed in the Acquisition.

On April 23, 2007, AMD announced its intention to offer, subject to market and other conditions, up to $1.8 billion aggregate principal amount of Convertible Senior Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In connection with the offering, AMD expects to enter into capped call transactions which are intended to reduce the potential dilution to AMD’s common stockholders upon any conversion of the notes. AMD expects to use a portion of the net proceeds of the convertible notes offering to pay the cost of the capped call transactions. AMD expects to use at least $500 million of the remaining net proceeds of the convertible notes offering to repay a portion of the amounts outstanding under the Debt Financing. AMD expects to use any remaining amounts not applied to the repayment of the Debt Financing for general corporate purposes, including working capital and capital expenditures. The pro forma condensed combined financial statement does not reflect the impact of the offering or of the partial repayment of the Debt Financing. The final terms for the offering will be determined by negotiations between AMD and the initial purchasers of the convertible notes. A one percentage point increase or decrease in the average interest rate of the convertible notes compared to the interest rate on the Debt Financing would result in an approximately $5 million interest expense difference, based on the planned application of $500 million of the remaining net proceeds from the convertible notes offering to repay a portion of the Debt Financing.

Advanced Micro Devices, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the fiscal year ended December 31, 2006

U.S. GAAP (U.S. dollars, in millions except per share amounts)

	AMD For the period from December 26, 2005 to December 31, 2006	ATI For the period from January 1, 2006 to October 24, 2006	Pro Forma Adjustments			Pro Forma Combined
Net revenue	$5,649	$1,930	$—			$7,579
Cost of sales	2,856	1,459	(63)	(2	)(9)	4,252

Gross margin	2,793	471	63			3,327
Research and development	1,205	397	(29)	(1	)(2)(3)	1,573
Marketing, general and administrative	1,140	254	(9)	(2	)(3)(5)	1,385
In-process research and development	416	—	(416)	(9)		—
Amortization of acquired intangible assets and integration charges	79	—	237	(4)		316

Operating loss	(47)	(180)	280			53
Interest income	116	20				136
Interest expense	(126)	(2)	(158)	(6	)(7)	(286)
Other income (expense), net	(13)	(3)				(16)

Loss before minority interest, equity in net loss of Spansion Inc. and other and income taxes	(70)	(165)	122			(113)
Minority interest in consolidated subsidiaries	(28)	—				(28)
Equity in net loss of Spansion Inc. and other	(45)	—	—			(45)
Provision (benefit) for income taxes	23	(49)	49	(8)		23

Net loss	$(166)	$(116)	$73			$(209)

Net loss per common share
Basic	$(0.34)					$(0.39)
Diluted	$(0.34)					$(0.39)
Shares used in per share calculation
Basic	492					539
Diluted	492					539

Advanced Micro Devices, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is based on the historical financial statements of AMD and ATI after giving effect to (1) the Acquisition, (2) the Debt Financing and (3) the assumptions and adjustments described in these notes to the unaudited pro forma condensed combined financial statement.

The pro forma information has been filed pursuant to the requirements under Article 11 of U.S. Securities and Exchange Commission (SEC) Regulation S-X and is presented solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the year ended December 31, 2006 had the Acquisition actually occurred on December 26, 2005, the first day of AMD’s fiscal year 2006, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on estimates and assumptions set forth in the notes to such information. It does not reflect cost savings, operating synergies or revenue enhancements that may result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements. The pro forma adjustments and the allocation of the consideration are based on AMD management’s estimates of the fair value of the assets acquired and liabilities assumed in the Acquisition.

The pro forma condensed combined statement of operations for the year ended December 31, 2006 is presented as if the Acquisition and the Debt Financing had been completed on December 26, 2005, the first day of AMD’s fiscal year 2006. The pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the historical consolidated operating results of AMD for the year ended December 31, 2006, which includes post-Acquisition ATI operating results for the period from October 25, 2006 to December 31, 2006, and the historical operating results of pre-Acquisition ATI for the period from January 1, 2006 to October 24, 2006. AMD’s consolidated statement of operations was prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The pre-Acquisition ATI historical statement of operations was prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differs in certain respects from U.S. GAAP. As described in Note 5 to this pro forma condensed combined financial information, the historical statement of operations of pre-Acquisition ATI has been adjusted to U.S. GAAP and certain additional conforming presentation adjustments have also been made to the statement of operations of ATI to conform with AMD’s presentation under U.S. GAAP. Unless stated otherwise, all amounts are presented in U. S. dollars.

2. The Acquisition

On October 25, 2006, the Company completed the acquisition of all of the outstanding shares of ATI, a publicly held company headquartered in Markham, Ontario, Canada for a combination of cash and shares of the Company’s common stock. ATI is engaged in the design, manufacture and sale of innovative 3D graphics and digital media silicon solutions.

The aggregate consideration paid by the Company for all outstanding ATI common shares consisted of approximately $4.3 billion of cash and 58 million shares of the Company’s common stock. In addition, the Company also assumed substantially all issued and outstanding ATI stock options, restricted stock units and other stock-based awards as of October 24, 2006 by issuing options to purchase approximately 17.1 million shares of the Company’s common stock and approximately 2.2 million comparable AMD restricted stock units in exchange. To finance a portion of the cash consideration paid, the Company borrowed $2.5 billion under a term loan with a third party financial institution. The total purchase price for ATI was $5.6 billion and is comprised of:

(In millions)
Cash	$4,263
58 million shares of the Company’s common stock	1,172
Fair value of vested options and restricted stock units issued	144
Acquisition related transaction costs	25

Total purchase price to be allocated	$5,604

The fair value of the Company’s common stock issued was determined in accordance with EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, which reflected the average of the closing prices of the Company’s common stock on the NYSE for the three trading days prior to October 25, 2006. The vested portion of the options and restricted stock units was approximately $144 million. The unvested portion of approximately $69 million will be amortized over the future remaining vesting periods.

Preliminary Purchase Price Allocation

The Acquisition was accounted for using the purchase method of accounting in accordance with the provisions of SFAS No. 141, Business Combinations. The operations of ATI are included in the AMD condensed consolidated statement of operations from October 25, 2006 through December 31, 2006. Under business combination accounting, the purchase price has been preliminarily allocated to ATI’s tangible and identifiable intangible assets and liabilities based on their estimated fair values as of October 24, 2006 as set forth below:

(In millions)
Cash and marketable securities	$500
Accounts receivable	290
Inventories	431
Goodwill	3,217
Developed product technology	752
Game console royalty agreement	147
Customer relationships	257
Trademark and trade name	62
Customer backlog	36
In-process research and development	416
Property, plant and equipment	143
Other assets	25
Accounts payable and other liabilities	(631)
Reserves for exit costs	(8)
Debt and capital lease obligations	(31)
Deferred revenues	(2)

Total purchase price	$5,604

The primary areas of purchase price allocation that are not yet finalized consist of ATI-related exit costs, certain liabilities assumed, certain legal matters and tax-related contingencies. Resolution of ATI tax-related contingencies for amounts different than amounts recorded as of the close of the acquisition will result in adjustments to goodwill. Adjustments to amounts recorded as of the close of the acquisition related to the finalization of ATI-related exit costs and resolution of certain ATI legal contingencies will result in adjustments to goodwill or will be recorded in post-acquisition operating results, depending on the nature and timing of such adjustments.

Management performed an analysis to determine the fair value of each tangible and identifiable intangible asset, including the portion of the purchase price attributable to acquired in-process research and development projects.

In-Process Research and Development

Of the total purchase price, approximately $416 million was allocated to in-process research and development (IPR&D) and was expensed as of the date of the Acquisition. Projects that qualify as IPR&D represent those that have not reached technological feasibility and have no alternative future use at the time of the acquisition. The value assigned to IPR&D was determined using a discounted cash flow methodology, specifically an excess earnings approach, which estimates value based upon the discounted value of future cash flows expected to be generated by the in-process projects, net of all contributory asset returns. The approach includes consideration of the importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products. The revenue estimates used to value the purchased IPR&D were based on estimates of the relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by ATI and its competitors.

The discount rates used for these projects ranged from 14% to 15% and they were selected after consideration of the overall estimated weighted average cost of capital for ATI and the discount rates applied to the valuation of the other assets acquired. Such weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

Other Acquisition Related Intangible Assets

Developed product technology comprises products that have reached technological feasibility, and includes technology in ATI’s discrete GPU products, integrated chipset products, handheld products, and digital TV products divisions. This intangible asset is estimated to have a useful life of five years.

Game console royalty agreements represent existing agreements with video game console manufacturers for the payment of royalties to ATI for intellectual property design work performed, and are estimated to have an average useful life of five years.

Customer relationship intangibles represent ATI’s existing customer relationships and are estimated to have an average useful life of four years.

Trademarks and trade names are estimated to have an average useful life of seven years.

Customer backlog represents existing customer orders that have not been delivered and is estimated to have a useful life of fourteen months.

The fair value of intangible assets was determined using income approaches and was based on management’s latest financial forecast. The discount rates used to discount net cash flows to their present values ranged from 12% to 15%. These discount rates were determined after consideration of the Company’s estimated weighted average cost of capital and the estimated internal rate of return specific to the acquisition. The Company recorded the excess of the purchase price over the net tangible and identifiable intangible assets as goodwill.

Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps and the Company’s intended future use of the intangible assets. The Company amortizes acquisition related intangible assets using the straight-line method over their estimated useful lives.

Concurrent with the acquisition, the Company implemented an integration plan which included the termination of some ATI employees, the relocation or transfer to other sites of other ATI employees and the closure of duplicate facilities. The Company estimated costs associated with employee severance and relocation totaled $7 million. The Company estimated costs associated with the closure of duplicate facilities to be $1 million. These costs were included as a component of net assets acquired. Additionally, the integration plan also included termination of some AMD employees, cancellation of some existing contractual obligations, and other costs to integrate the operations of the two companies. The Company estimated these costs to be $32 million for the year ended December 31, 2006, and they are included in the caption, “Amortization of acquired intangible assets and integration charges,” on AMD’s historical condensed consolidated statement of operations.

3. Pro Forma Adjustments

Explanations of the pro forma adjustments are as follows (in millions):

(1) To eliminate the amortization expense of ATI's intangible assets for the period from January 1, 2006 to October 24, 2006.

Line Item	Increase (decrease)
Research and development	$(14)

(2) To eliminate ATI’s stock-based compensation expense for the period from January 1, 2006 to October 24, 2006.

Line Item	Increase (decrease)
Cost of sales	$(1)
Research and development	$(29)
Marketing, general and administrative	$(17)

(3) To record the stock-based compensation expense of AMD’s replacement stock options and restricted stock units for the period from December 26, 2005 to October 24, 2006.

Line Item	Increase (decrease)
Research and development	$14
Marketing, general and administrative	$7

(4) To record amortization expense associated with the acquired intangible assets for the period from December 26, 2005 to October 24, 2006. These intangible assets are being amortized using the straight-line method over their estimated useful lives, ranging from fourteen months to seven years.

Line Item	Increase (decrease)
Amortization of acquired intangible assets	$237

(5) To record depreciation expense resulting from the fair value write-up of property, plant, and equipment for the period from December 26, 2005 to October 24, 2006. Such write-up is being depreciated over the related assets’ estimated useful lives, ranging from two to ten years.

Line Item	Increase (decrease)
Marketing, general and administrative	$1

(6) To record interest expense associated with the $2.5 billion debt to finance the acquisition for the period from December 26, 2005 to October 24, 2006. The interest rate used is 7.57% which is based on the LIBOR of 5.32% as of October 24, 2006, plus 2.25% margin. A 1/8% increase or decrease from this interest rate will result in approximately $3 million interest expense difference for the period.

Line Item	Increase (decrease)
Interest expense	$155

(7) To record the amortization of estimated debt issuance costs of $25 million over the seven-year term of the debt for the period from December 26, 2005 to October 24, 2006. The expense is calculated on a straight line basis which approximates the effective interest method.

Line Item	Increase (decrease)
Interest expense	$3

(8) To eliminate ATI’s Canadian investment tax credit (ITC) and US research tax credit in amount of $36.3 million, and other tax benefits for the period from January 1, 2006 to October 24, 2006, as they are deemed not realizable under AMD’s tax structure.

Line Item	Increase (decrease)
Income tax	$49

(9) To eliminate the in-process research and development charge and the charge related to the fair value write-up of acquired ATI inventory recognized in AMD’s statement of operations for the period from December 26, 2005 to December 31, 2006 as these items are of non-recurring nature.

Line Item	Increase (decrease)
Cost of sales	$(62)
In-process research and development	$(416)

4. Pro Forma Combined Loss per Share

The following table sets forth the computation of shares used in deriving the pro forma combined basic and diluted net loss per share (in millions):

Weighted Average Shares
Year Ended December 31, 2006

Historical AMD basic, as reported (including shares issued in the Acquisition weighted for the period from October 25, 2006 to December 31, 2006)	492
Shares issued in the Acquisition weighted for the period from December 26, 2005 to October 24, 2006	47

Pro forma combined basic and diluted	539

Pro forma combined diluted shares are the same as pro forma combined basic shares, because of the pro forma combined net loss position for the year ended December 31, 2006. For the year ended December 31, 2006, potentially dilutive securities of approximately 55 million, including outstanding AMD options and restricted stock awards and the assumed additional AMD options, stock appreciation rights, and restricted stock units exchanged for ATI options, stock appreciation rights, and restricted stock units, were excluded from the pro forma per share calculations above, because of the pro forma combined net loss position for the year ended December 31, 2006. In addition, the assumed conversion of AMD’s 4.75% Senior Convertible Debentures due 2022 was also excluded as these instruments are anti-dilutive in that period.

5. Statements of operations information relating to ATI

ATI Technologies Inc.

Condensed Consolidated Statement of Operations

	For the period from January 1, 2006 to October 24, 2006 (U.S. dollar, in millions)
	Canadian GAAP	U.S. GAAP Adjustments		Presentation Adjustments		Adjusted
Net revenue	$1,930	$—		$—		$1,930
Cost of sales	1,457	—		1	(6)	1,459

Gross margin	473	—		(1)		471
Research and development	318	36	(1)	43	(6)(7)	397
Marketing, general and administrative	210	(0	)(2)	44	(6)(7)(8)	254
Amortization of intangible assets	12	2	(3)	(14	)(7)	—
Stock-based compensation	46	2	(4)	(47	)(6)	—
Other charges	27	—		(27	)(8)	—

Operating loss	(140)	(40)		—		(180)
Interest income	20	—		—		20
Interest expense	(2)	—		—		(2)
Other income (expense), net	(3)	—		—		(3)

Loss before income taxes	(125)	(40)		—		(165)
Benefit for income taxes	(24)	(25	)(1)(3)(4)(5)			(49)

Net loss	$(101)	$(15)		$—		$(116)

Notes

Figures may not foot due to rounding.

(1)	To reclassify ATI’s Canadian investment tax credit (ITC) and U.S. research tax credit totaling $36.3 million from research and development to income tax expense. Under Canadian GAAP, ITC and research tax credit are treated as a reduction in research and development expense while they are classified as a reduction in income tax expense under U.S. GAAP.
(2)	To reverse amortization of loss of $0.1 million on ineffective interest rate swap contract of $1.4 million. The loss is expensed immediately upon determination of its ineffectiveness under U.S. GAAP versus the loss being amortized over the remaining life of the underlying mortgage obligation being hedged under Canadian GAAP.
(3)	To write-off the unamortized balance of purchased in-process research and development acquired in a 2006 acquisition, $4.2 million is the cost of the purchased in-process research and development and $2.4 million is its amortization for the period. Under Canadian GAAP, purchased in-process research and development is amortized over its estimated useful life. Under U.S. GAAP, purchased in-process research and development is written off at the time of acquisition. The related tax impact of the $2.4 million amortization is $0.6 million.

(4)	To record additional stock-based compensation expense under U.S. GAAP. This includes additional stock option expense of $1.1 million, with related tax benefit of $0.4 million for the stock options unvested on the effective date of FAS 123R, Share-Based Payment, but not included in the Canadian GAAP calculations. Under Canadian GAAP, the fair value method of accounting is only applied to stock options issued after September 1, 2002, while under U.S. GAAP, the fair value method of accounting is applied to stock options unvested on the effective date of FAS 123R. There were some options unvested on the effective date but they were issued before September 1, 2002. RSU expense was also higher by $0.6 million due to differing methods of amortizing RSU expense, with related tax benefit of $0.2 million. ATI amortizes RSU expense based on actual RSUs outstanding at each quarter end under Canadian GAAP, but ATI is required to use an expected forfeiture rate to amortize RSU expense under U.S. GAAP.
(5)	To adjust income tax expense by $11.4 million related to stock options. This relates to the excess tax benefits recorded upon the exercise of those stock options. Under U.S. GAAP, the tax benefits associated with deductible option compensation is treated as an increase in share capital. Under Canadian GAAP, the related tax is treated as a reduction to the income tax provision.
(6)	To reclassify stock-based compensation expense of $47.3 million to applicable functional financial statement expense captions - Cost of sales $1.4 million, Research and development $29.1 million and Marketing, general and administrative $16.8 million.
(7)	To reclassify amortization expense of intangible assets totaling $13.8 million to the applicable functional financial statement expense captions - Research and development $13.6 million and Marketing, general and administrative $0.2 million.
(8)	To reclassify other charges of $27.3 million to Marketing, general and administrative expense.